Exhibit 23.1

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Hywin Holdings Inc. on Form F-1 of our report dated January 22, 2021, with respect to our audits of the consolidated financial statements of Hywin Holdings Inc. as of June 30, 2020, 2019 and 2018 and for the years ended June 30, 2020, 2019 and 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Bernstein & Pinchuk LLP

Beijing, China

February 26, 2021

www.marcumbp.com